                        CONSOLIDATED FINANCIAL STATEMENTS

                           HEARTLAND BANCSHARES, INC.
                                SEBRING, FLORIDA

                                DECEMBER 31, 2002

                          INDEX TO FINANCIAL STATEMENTS


Report of Independent Certified Public Accountants .............. Page 1

Consolidated Balance Sheets............................................2

Consolidated Statements of Operations..................................3

Consolidated Statements of Shareholders' Equity........................4

Consolidated Statements of Cash Flows..................................5

Notes to Consolidated Financial Statements.............................6

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Shareholders
Heartland Bancshares, Inc.
Sebring, Florida


         We have audited the accompanying consolidated balance sheets of Heartland Bancshares, Inc. and Subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heartland Bancshares, Inc. and its subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



                                    /s/ Osburn, Henning and Company
                                    -------------------------------


February 19, 2003

                           HEARTLAND BANCSHARES, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                                      2002                     2001
                                                                                  -----------               -----------
                                     ASSETS
Cash and due from banks                                                           $ 4,279,543               $ 2,154,809
Federal funds sold                                                                  8,708,712                 7,048,988
                                                                                  -----------               -----------
            Total Cash and Cash Equivalents                                        12,988,255                 9,203,797
Securities available for sale                                                      14,361,599                17,282,256
Loans:
    Commercial, financial and agricultural                                         18,071,569                 9,717,593
    Real estate - mortgage                                                         27,295,228                17,602,247
    Installment and consumer lines                                                 14,895,343                 9,232,486
                                                                                  -----------               -----------
            Total Loans                                                            60,262,140                36,552,326
    Less:  Allowance for loan losses                                                 (606,971)                 (393,051)
                                                                                  -----------                ----------
            Net Loans                                                              59,655,169                36,159,275
Property and equipment                                                              2,753,980                 2,838,470
Other assets                                                                          652,720                   772,472
                                                                                  -----------               -----------

            TOTAL ASSETS                                                          $90,411,723               $66,256,270
                                                                                  ===========               ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Deposits:
       Noninterest-bearing demand                                                 $17,366,253               $12,199,835
       Savings, NOW and money market                                               37,327,928                27,068,895
       Time deposits under $100,000                                                17,506,373                13,383,049
       Time, $100,000 and over                                                     10,146,274                 7,520,124
                                                                                  -----------               -----------
            Total Deposits                                                         82,346,828                60,171,903
    Short-term borrowings                                                           1,218,990                    57,546
    Long-term debt                                                                    225,000                        --
    Other liabilities                                                                 233,792                   149,816
                                                                                  -----------               -----------
            Total Liabilities                                                      84,024,610                60,379,265

Commitments and Contingencies (Note 12)

Shareholders' Equity
    Common stock, $.10 par value, 10,000,000
       shares authorized; 652,030 shares issued
       and outstanding                                                                 65,203                    65,203
    Preferred stock - $.01 par value; 1,000,000
       shares authorized; no shares issued or
       outstanding                                                                         --                        --
    Additional paid-in capital                                                      6,437,152                 6,437,152
    Retained earnings (deficit)                                                      (255,897)                 (690,289)
    Accumulated other comprehensive income                                            140,655                    64,939
                                                                                  -----------               -----------
            Total Shareholders' Equity                                              6,387,113                 5,877,005
                                                                                  -----------               -----------

            TOTAL LIABILITIES AND SHAREHOLDERS'
               EQUITY                                                             $90,411,723               $66,256,270
                                                                                  ===========               ===========

See notes to consolidated financial statements.

                           HEARTLAND BANCSHARES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         Year Ended December 31,
                                                                                  -------------------------------------
                                                                                      2002                      2001
                                                                                  -----------               -----------
Interest Income
   Interest and fees on loans                                                     $ 3,268,316               $ 2,229,644
   Interest on securities                                                             930,533                   914,803
   Interest on federal funds sold                                                      82,598                   430,602
                                                                                  -----------               -----------
                Total Interest Income                                               4,281,447                 3,575,049
                                                                                  -----------               -----------

Interest Expense
  Interest on deposits                                                              1,098,273                 1,523,003
  Interest on borrowings                                                               17,460                     5,828
                                                                                  -----------               -----------
                Total Interest Expense                                              1,115,733                 1,528,831
                                                                                  -----------               -----------

                Net Interest Income                                                 3,165,714                 2,046,218

Provision for Loan Losses                                                            (229,640)                 (162,167)
                                                                                  -----------                ----------
                Net Interest Income After
                  Provision For Loan Losses                                         2,936,074                 1,884,051
                                                                                  -----------               -----------

Noninterest Income
   Service charges and fees                                                           285,815                   181,345
   Gain on securities                                                                  87,017                   188,223
   Gain on sale of loans                                                               59,484                    34,950
   Other income                                                                        13,617                     9,380
                                                                                  -----------               -----------
                Total Noninterest Income                                              445,933                   413,898
                                                                                  -----------               -----------

Noninterest Expense
   Salaries and employee benefits                                                   1,319,444                 1,088,850
   Occupancy expenses                                                                 213,605                   189,247
   Equipment expenses                                                                 203,638                   210,114
   Other operating expenses                                                         1,008,467                   783,655
                                                                                  -----------               -----------
                Total Noninterest Expense                                           2,745,154                 2,271,866
                                                                                  -----------               -----------

                Income Before Income Taxes                                            636,853                    26,083

Income Tax Provision                                                                  202,461                    10,271
                                                                                  -----------               -----------

                NET INCOME                                                        $   434,392               $    15,812
                                                                                  ===========               ===========

                Basic Earnings Per Share                                          $       .67               $       .02
                                                                                  ===========               ===========

                Earnings Per Diluted Share                                        $       .65               $       .02
                                                                                  ===========               ===========

See notes to consolidated financial statements.

                           HEARTLAND BANCSHARES, INC.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                              Accumulated
                                           Common        Additional         Retained            Other                Total
                                           Stock          Paid-in           Earnings         Comprehensive       Shareholders'
                                          Par Value       Capital           (Deficit)           Income               Equity
                                         ----------      ----------        ----------        -------------       -------------
BALANCE DECEMBER 31, 2000                $   65,203      $6,437,152        $ (706,101)        $  142,902           $5,939,156

Comprehensive Income:
   Net income for 2001                           --              --            15,812                 --               15,812
   Other comprehensive
    income:
      Change in unrealized
        gain on securities
        available for sale                       --              --                --            (77,963)             (77,963)

   Total Comprehensive                                                                                             ----------
     Income (Loss)                               --              --                --                 --              (62,151)
                                         ----------      ----------        ----------         ----------           ----------

BALANCE DECEMBER 31, 2001                    65,203       6,437,152          (690,289)            64,939            5,877,005

Comprehensive Income:
   Net income for 2002                           --              --           434,392                 --              434,392
   Other comprehensive
    income:
      Change in unrealized
        gain on securities
        available for sale                       --              --                --             75,716               75,716

   Total Comprehensive                                                                                             ----------
     Income                                      --              --                --                 --              510,108
                                         ----------      ----------        ----------         ----------           ----------

BALANCE DECEMBER 31, 2002                $   65,203      $6,437,152        $ (255,897)        $  140,655           $6,387,113
                                         ==========      ==========        ==========         ==========           ==========

See notes to consolidated financial statements.

                           HEARTLAND BANCSHARES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          Years Ended December 31,
                                                                                    -----------------------------------
                                                                                        2002                    2001
                                                                                    -----------             -----------
OPERATING ACTIVITIES
    Net income                                                                      $   434,392             $    15,812
    Adjustments to reconcile net income to
       net cash provided by operating activities:
          Deferred income tax provision (benefit)                                       183,087                  10,271
          Provision for loan losses                                                     229,640                 162,167
          Depreciation and amortization                                                 224,600                 222,038
          Gain on sale of securities                                                    (87,017)               (188,223)
          Net amortization (accretion) on
              securities available for sale                                             126,443                  (4,735)
    Change in year-end balances of:
       Interest receivable                                                              (68,775)                 93,751
       Interest payable                                                                  (7,333)                (21,767)
       Other accounts - net                                                              25,980                  44,011
                                                                                    -----------             -----------
                  Net Cash Provided By Operating
                    Activities                                                        1,061,017                 333,325
                                                                                    -----------             -----------

INVESTING ACTIVITIES
    Net funding of loans                                                            (23,725,533)            (17,861,488)
    Purchases of securities available for sale                                      (14,518,035)            (18,428,544)
    Sales, maturities and principal collections
       on securities available for sale                                              17,515,092              17,296,934
    Acquisition of property and equipment                                              (109,451)               (287,355)
                                                                                     ----------              ----------
                  Net Cash Used In Investing
                    Activities                                                      (20,837,927)            (19,280,453)
                                                                                     ----------              ----------

FINANCING ACTIVITIES
    Net increase in deposits                                                         22,174,925              18,305,024
    Net increase in short-term borrowings                                             1,161,443                  57,547
    Funding from long-term debt                                                         225,000                      --
                                                                                    -----------             -----------
                  Net Cash Provided By Financing
                    Activities                                                       23,561,368              18,362,571
                                                                                    -----------             -----------

                  Net Increase (Decrease) in Cash
                    and Cash Equivalents                                              3,784,458                (584,557)

                  Cash and Cash Equivalents:
                    Beginning of year                                                 9,203,797               9,788,354
                                                                                    -----------             -----------

                    End of year                                                     $12,988,255             $ 9,203,797
                                                                                    ===========             ===========


SUPPLEMENTAL DISCLOSURE

    Interest paid                                                                   $ 1,123,066             $ 1,550,598
                                                                                    ===========             ===========

    Income taxes paid                                                               $        --             $        --
                                                                                    ===========             ===========

See notes to consolidated financial statements.

                           HEARTLAND BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATIONAL BACKGROUND AND BASIS OF PRESENTATION

         Heartland Bancshares, Inc. (the Company) is a registered bank holding company which owns 100% of a national bank, Heartland National Bank (the Bank). The Bank is a nationally-chartered full-service commercial banking institution with its main office in Sebring, Florida and branch offices in Lake Placid and Avon Park, Florida. The Bank opened for business on September 7, 1999.

         The accompanying consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and balances have been eliminated.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Comprehensive Income

                  The Company reports comprehensive income in addition to net income or loss. Comprehensive income is comprised of net income and items of "other comprehensive income". The Bank's only item of other comprehensive income is the unrealized gain or loss on its available for sale investment securities portfolio.

         Securities Available for Sale

                  Securities which are used for asset/liability, liquidity, and other funds management purposes are classified as securities available for sale. These securities have indefinite holding periods and are accounted for on a fair value basis with net unrealized gains and losses included in other comprehensive income.

                  Amortization and accretion of premiums and discounts are recognized as adjustments to interest income. Realized gains and losses are recognized using the specific identification method.

         Loans and Allowance For Loan Losses

                  Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amounts outstanding except for those classified as nonaccrual loans. The accrual of interest is discontinued when future collection of principal or interest in accordance with the contractual terms may be doubtful.

                           HEARTLAND BANCSHARES, INC.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Loans and Allowance For Loan Losses (Continued)

                  The allowance for loan losses is established through a provision for loan losses charged against operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans, industry historical loss experience, and other factors.

                  Loan fees, net of origination costs, are capitalized and amortized as yield adjustments over the respective loan terms. Interest and fees on loans includes loan fees of $107,821 and $84,135 in 2002 and 2001, respectively.

         Property and Equipment

                  Property and equipment are stated at cost, less accumulated depreciation computed on the straight-line and accelerated methods over the estimated useful lives of the assets. These lives are summarized as follows:

                     Asset                                         Estimated Lives
             -----------------------                               ---------------
             Buildings                                                39 years
             Land improvements                                        15 years
             Furniture and equipment                                5-10 years

                  Maintenance and repairs are charged to operations, and improvements and additions are capitalized.

         Computer Software

                  The Bank has computer software with a cost of $76,356 and $127,664 at December 31, 2002 and 2001, respectively, and a carrying amount of $29,730 and $59,383, respectively. This software, which is included in the caption "Other Assets" on the accompanying balance sheet, is being amortized on the straight-line basis over a three year period. Amortization in 2002 and 2001 was approximately $25,000 and $21,000, respectively.

                           HEARTLAND BANCSHARES, INC.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Income Taxes

                  The Company uses the liability method for accounting for deferred income taxes. This method requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

         Cash Flow Information

                  For purposes of the statements of cash flows, the Company considers cash and due from banks and federal funds sold as cash and cash equivalents.

         Earnings Per Share

                  Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the periods (652,030 for both 2002 and 2001). Earnings per diluted share are computed by dividing net income by the weighted average shares and common share equivalents outstanding during the periods. Dilutive common stock equivalents assume the exercise of all outstanding stock options, using the treasury stock method to compute dilutive shares.

         Stock Options

                  As permitted by applicable accounting principles, management has elected to disclose rather than to record the compensatory effect of stock options granted to employees and directors. The pro forma effect has been determined by use of the Black-Scholes option pricing model, assuming no volatility, minimal dividends and average lives and exercise probability by option class.

         Other

                  The Company follows the policy of expensing advertising costs as incurred. Advertising and business development costs charged to operations were approximately $76,000 and $60,000 in 2002 and 2001, respectively.

         Reclassifications

                  Certain items shown in the December 31, 2001 financial statements and footnotes have been reclassified to conform more closely to the 2002 presentation.

                           HEARTLAND BANCSHARES, INC.

NOTE 3 - SECURITIES

         Amortized cost and estimated fair value of securities available for sale as of December 31, 2002 are as follows:

                                                                                     Federal
                                                               U. S.                 Reserve
                                                             Government              & FHLB
                                                              Agencies               Stock                    Total
                                                            -----------             --------               -----------
       Amortized cost                                       $13,784,079             $366,050               $14,150,129
       Gross unrealized:
          Gains                                                 211,470                   --                   211,470
          Losses                                                     --                   --                        --
                                                            -----------             --------               -----------
       Estimated fair value                                 $13,995,549             $366,050               $14,361,599
                                                            ===========             ========               ===========

         Amortized cost and estimated fair value of securities available for sale as of December 31, 2001 are as follows:


                                                                                          Federal
                                                   U. S.                U. S.             Reserve
                                                 Treasury             Government          & FHLB
                                                Securities             Agencies            Stock               Total
                                                ----------           -----------         --------           -----------

       Amortized cost                           $  999,636           $15,966,927         $220,050           $17,186,613
       Gross unrealized:
          Gains                                      5,364               117,903               --               123,267
          Losses                                        --               (27,624)              --               (27,624)
                                                ----------           -----------         --------           -----------
       Estimated fair value                     $1,005,000           $16,057,206         $220,050           $17,282,256
                                                ==========           ===========         ========           ===========

         The amortized cost and estimated fair value of securities at December 31, 2002 by contractual maturity, are shown below:

                                                                                                 Securities
                                                                                             Available for Sale
                                                                                    -----------------------------------
                                                                                     Amortized               Estimated
                                                                                       Cost                 Fair Value
                                                                                    -----------             -----------
       Due in:
          One year or less                                                          $        --             $        --
          After one through five years                                                4,001,836               4,066,112
          Mortgage-backed and other securities                                       10,148,293              10,295,487
                                                                                    -----------             -----------
                                                                                    $14,150,129             $14,361,599
                                                                                    ===========             ===========

         Securities were called or sold during 2002 and 2001 for gross sales proceeds of $8,026,804 and $11,524,000, respectively, resulting in gains of $87,017 and $188,223 in those years. The stock in the Federal Reserve Bank and FHLB is carried at cost and is held pursuant to membership requirements of the two organizations. Securities with a carrying amount of $3,303,994 and $604,012 at December 31, 2002 and 2001, respectively, are pledged for public funds or repurchase agreements.

                           HEARTLAND BANCSHARES, INC.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES AND NON-PERFORMING ASSETS

         Activity in the allowance for loan losses during 2002 and 2001 is as follows:

                                                                                        2002                    2001
                                                                                     ----------              ----------

       Beginning balance                                                             $  393,051              $  235,059
          Provision                                                                     229,640                 162,167
          Net charge-offs                                                               (15,720)                 (4,175)
                                                                                     ----------              ----------
       Ending balance                                                                $  606,971              $  393,051
                                                                                     ==========              ==========

         The Bank had no non-accrual or other non-performing loans at December 31, 2002 or 2001.

NOTE 5 - PROPERTY AND EQUIPMENT

         The components of property and equipment, and the aggregate related accumulated depreciation and amortization at December 31 are as follows:

                                                                                        2002                    2001
                                                                                     ----------              ----------
    Land                                                                             $  969,286              $  969,286
    Buildings and land improvements                                                   1,440,469               1,435,347
    Furniture and equipment                                                             882,976                 832,484
    Construction in process                                                              47,620                      --
                                                                                     ----------              ----------
                                                                                      3,340,351               3,237,117
       Less accumulated depreciation                                                   (586,371)               (398,647)
                                                                                     ----------              ----------
                                                                                     $2,753,980              $2,838,470
                                                                                     ==========              ==========

         Depreciation expense during 2002 and 2001 was $199,227 and $190,070, respectively.

NOTE 6 - DEPOSITS

         At December 31, 2002, the scheduled maturities of time certificates of deposit are as follows:

                                                                 (In Thousands)
                                                                 --------------
             2003                                                    $21,284
             2004                                                      2,629
             2005                                                      1,174
             2006                                                        218
             2007                                                      2,347

                           HEARTLAND BANCSHARES, INC.

NOTE 7 - SHORT-TERM BORROWINGS

         During 2002 and 2001, the Bank periodically sold securities to customers under repurchase agreements. These borrowings are collateralized by investment securities owned by the Bank. The amount outstanding under these agreements at December 31, 2002 and 2001 was $1,218,990 and $57,546, respectively, with average amounts outstanding of $1,375,827 and $302,178 during those years. The average interest rate, which is indexed to the Federal Funds target rate, was .9% and 1.9% for 2002 and 2001, respectively. Interest expense on these borrowings for 2002 and 2001 was $17,460 and $5,828, respectively.

         The Bank has $4 million in unsecured federal funds purchased lines available to it from correspondent banks for future needs.

NOTE 8 - LONG-TERM DEBT

         During June 2002 the Company entered into a loan agreement with an unrelated bank under which up to $1 million in borrowings is available to the Company. The loan bears interest at prime less 1%, with a floor of 4.75%. The terms are interest-only, with interest payable monthly, until June 28, 2004 at which time any unpaid interest and all outstanding principal is due in full. As of December 31, 2002, the Company had drawn $225,000 under the line, all of which was injected as additional investment into the subsidiary bank. Interest on this borrowing during 2002 was $5,433.

         The Company has pledged all of its stock holdings in its subsidiary bank as collateral under this line. Although $775,000 is still available, the Company must obtain approval from its regulator for any advances that would bring outstanding debt to over $400,000.

NOTE 9 - OTHER OPERATING EXPENSES

         The more significant components of other operating expenses are as follows:

                                                                                        2002                    2001
                                                                                     ----------              ----------
       Data and item processing                                                      $  305,525              $  246,691
       Legal and professional                                                            86,973                  67,448
       Marketing and business development                                                76,064                  60,381
       Conversion of EDP system                                                          73,534                      --
       Stationery and supplies                                                           63,454                  59,707
       Loan & collection expense                                                         58,342                  55,158
       Insurance                                                                         44,960                  34,228
       Correspondent bank charges                                                        35,423                      --
       401(k) match                                                                      26,200                  17,790

                           HEARTLAND BANCSHARES, INC.

NOTE 10 - INCOME TAXES

         Components of income taxes for 2002 are as follows:

                                                               Current                  Deferred                Total
                                                               --------                 --------               --------
       Federal                                                 $ 13,756                 $129,987               $143,743
       State                                                      5,618                   53,100                 58,718
                                                               --------                 --------               --------
         Total                                                 $ 19,374                 $183,087               $202,461
                                                               ========                 ========               ========

         Since the Bank had not yet utilized its net operating loss at December 31, 2001, no tax was due for that year and, accordingly, 2001 income tax was all deferred. Deferred taxes included in 2002 and 2001 operations represent the estimated future tax benefit attributable to cumulative differences between the book and tax bases of assets and liabilities, and to the tax effect of the Company's net operating losses. During 2002, the Bank utilized its entire loss carryforward of $725,877.

         The more significant temporary differences and related deferred tax assets and liabilities at December 31, 2002 and 2001 are as follows:

                                                                                          2002                  2001
                                                                                       ----------            ----------
       Temporary Differences

          Deferred tax on deductible differences:
              Net operating losses                                                     $       --            $  234,700
              Pre-opening and organizational costs                                         38,800                62,100
              Loan loss reserve                                                           184,400               112,900
                                                                                       ----------            ----------
                                                                                          223,200               409,700
                                                                                       ----------            ----------
          Deferred tax on taxable differences:
              Property and equipment basis difference                                      49,900                53,079
              Unrealized gain on securities                                                70,572                30,704
                                                                                       ----------            ----------
                                                                                          120,472                83,783
                                                                                       ----------            ----------
                  Net asset included in financial
                    statements                                                         $  102,728            $  325,917
                                                                                       ==========            ==========

         The difference between the recorded income tax and that which might be expected by application of the federal statutory corporate income tax rate of 34% is due primarily to the graduated rate increases for Federal taxes, and to Florida state income tax.

         The Company and the Bank file consolidated income tax returns. Tax is allocated between the entities under a tax sharing agreement on a separate entity basis.

                           HEARTLAND BANCSHARES, INC.

NOTE 11 - LOANS TO RELATED PARTIES

         The Bank periodically makes loans to officers and directors, and companies in which they hold a 10 percent or more beneficial ownership. The balance outstanding under these loans at December 31, 2002 and 2001 was $1,671,244 and $93,725, respectively. These loans were made in the normal course of business at prevailing interest rates and terms.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

         Financial Instruments With Off-Balance-Sheet Risk

                  The financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business to meet the financing needs of customers. These include commitments to extend credit and honor stand-by letters of credit. These instruments involve, to varying degrees, elements of credit, interest rate and liquidity risks in excess of amounts reflected in the balance sheets. The extent of the Bank's involvement in these commitments or contingent liabilities is expressed by the contractual, or notional, amounts of the instruments.

                  Commitments to extend credit, which amount to approximately $16 million and $13 million at December 31, 2002 and 2001, respectively, represent legally binding agreements to lend to customers with fixed expiration dates or other termination clauses. Since many commitments are expected to expire without being funded, committed amounts do not necessarily represent future liquidity requirements. The amount of collateral obtained, if any, is based on management's credit evaluation in the same manner as though an immediate credit extension were to be granted.

                  Stand-by letters of credit are conditional commitments issued by the Bank guaranteeing the performance of a customer to a third party. The decision whether to guarantee such performance and the extent of collateral requirements are made considering the same factors as are considered in credit extension. At December 31, 2002 and 2001, the Bank has outstanding stand-by letters of credit with face amounts of approximately $146,000 and $116,000, respectively.

                  The Company expects no significant losses to be realized in the performance of its obligations under any of the above instruments.

         Concentrations of Credit Risk

                  The Bank originates residential and commercial real estate loans, agriculture loans, and other consumer and commercial loans primarily in its Highlands County market area. In addition, the Bank may participate in loans originated by other banks or sell loans it originates to other banks. Although the Bank has a diversified loan portfolio, a substantial portion of its borrowers' ability to repay their loans is dependent upon economic conditions in the market areas of its borrowers.

                           HEARTLAND BANCSHARES, INC.

NOTE 12 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

         Use of Estimates in Preparation of Financial Statements

                  The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. For the Company, such estimates significantly affect the amount at which the allowance for loan losses is carried, the amount of the deferred tax assets that are dependent upon future taxable income and the likelihood and timing of realization of such assets, and other factors and amounts entering into the preparation of the financial statements. All such estimates relate to unsettled transactions and events as of the date of the financial statements and, accordingly, upon settlement it is likely that actual amounts will differ from currently estimated amounts.

         401(k) Plan

                  The Bank has a 401(k) plan under which full-time employees who meet certain age and service requirements may participate. Under this plan, the Bank may match a discretionary amount within applicable limitations. The charge to operations for the Bank's share of this cost was $26,200 and $17,790 for 2002 and 2001, respectively.

NOTE 13 - DIVIDEND RESTRICTIONS

         The payment of dividends by the Company is dependent upon dividends it receives from the Bank. The payment of dividends by the Bank is subject to various restrictions set forth by law. Such restrictions generally limit dividends to an amount not exceeding net income for the current and two preceding years, less any dividends paid during such period. In addition, see Note 15 for indirect limitations on the payment of dividends.

NOTE 14 - STOCK OPTION PLAN

         The Company's shareholders have approved a stock option plan permitting the granting of options for up to 90,000 shares of the Company's common stock to selected Bank officers and employees, and up to 40,000 shares to the Company's directors.

         The activity in the Company's stock options during 2002 and 2001 was as follows:

                                                                      2002                               2001
                                                           -------------------------          -------------------------
                                                                            Exercise                           Exercise
                                                           Options           Price            Options           Price
                                                           -------          --------          -------          --------
       Beginning balance                                    72,500           $10.00            72,500           $10.00
          Granted                                           10,000           $12.85                --           $   --
          Forfeited                                             --           $   --                --           $   --
                                                            ------                             ------
       Ending balance                                       82,500           $10.35            72,500           $10.00
                                                            ======                             ======

                           HEARTLAND BANCSHARES, INC.

NOTE 14 - STOCK OPTION PLAN (CONTINUED)

         Options granted under the officers' and employees' plan become exercisable 20% in the year of grant, and 20% over each of the next four years. The exercise price of these options is the deemed fair value on the date of grant. Any options not exercised expire ten years after their date of grant. Options granted under the directors' plan generally have the same terms as the officers' options, except that they vest over a five year period beginning with the first anniversary of the grant date.

         Of the options outstanding at each year-end, 52,000 and 34,834 were exercisable at December 31, 2002 and 2001, respectively. The weighted average remaining contractual life at December 31, 2002 is 7.0 years.

         As permitted, the Company has elected to disclose the pro forma compensatory effect of its options rather than to record such effect. Had the options been recorded, compensation and income would have been as follows:

                                                                                        2002                    2001
                                                                                     ----------              ----------
       Compensation as recorded                                                      $1,319,444              $1,088,850
       Pro forma effect of options for year                                              65,318                  59,568
                                                                                     ----------              ----------
                  Pro forma compensation                                             $1,384,762              $1,148,418
                                                                                     ==========              ==========

       Net income as reported                                                        $  434,392              $   15,812
       Pro forma effect of options for year                                             (52,943)                (46,793)
                                                                                      ---------              ----------
                  Pro forma net income (loss)                                        $  381,449              $  (30,981)
                                                                                     ==========              ==========

NOTE 15 - REGULATORY MATTERS

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                           HEARTLAND BANCSHARES, INC.

NOTE 15 - REGULATORY MATTERS (CONTINUED)

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). If such minimum amounts and ratios are met, the Bank is considered "adequately capitalized". If a bank exceeds the requirements of "adequately capitalized", and meets even more stringent minimum standards, it is considered "well capitalized". Management believes as of December 31, 2002 and 2001, the Company and the Bank met all capital adequacy requirements to which they were subject.

         The table below shows the total risk-based, Tier I risk-based, and Tier I leverage ratios on a consolidated basis and for the Bank at December 31, 2002 and 2001, and the minimum amounts and ratios needed to meet the definition of "well capitalized".

                                                                                                    Minimum Amount
                                                                                                     and Ratio to
                                                                                                      Remain Well
                                                                       Actual                         Capitalized
                                                               -----------------------           ---------------------
                                                                 Amount          Ratio            Amount         Ratio
                                                                 ------          -----            ------         -----
                                                               (Thousands)                      (Thousands)
       As of December 31, 2002:
          Total Capital (to
           Risk Weighted Assets)
              Consolidated                                       $6,856          10.8%            $6,330         10.0%
              Subsidiary bank                                    $6,975          11.0%            $6,330         10.0%
          Tier I Capital (to
           Risk Weighted Assets)
              Consolidated                                       $6,246           9.9%            $3,798          6.0%
              Subsidiary bank                                    $6,368          10.1%            $3,798          6.0%
          Tier I Capital (to
           Average Assets)
              Consolidated                                       $6,246           7.5%            $4,179          5.0%
              Subsidiary bank                                    $6,368           7.6%            $4,179          5.0%

                           HEARTLAND BANCSHARES, INC.

NOTE 15 - REGULATORY MATTERS (CONTINUED)

                                                                                                    Minimum Amount
                                                                                                     and Ratio to
                                                                                                      Remain Well
                                                                        Actual                        Capitalized
                                                               -----------------------          ----------------------
                                                                 Amount          Ratio            Amount         Ratio
                                                               -----------       -----          ----------       -----
                                                               (Thousands)                      (Thousands)
       As of December 31, 2001:
          Total Capital (to
           Risk Weighted Assets)
              Consolidated                                       $5,879          13.9%            $4,225         10.0%
              Subsidiary bank                                    $5,680          13.4%            $4,225         10.0%
          Tier I Capital (to
           Risk Weighted Assets)
              Consolidated                                       $5,486          13.0%            $2,535          6.0%
              Subsidiary bank                                    $5,287          12.5%            $2,535          6.0%
          Tier I Capital (to
           Average Assets)
              Consolidated                                       $5,486           8.8%            $3,101          5.0%
              Subsidiary bank                                    $5,287           8.5%            $3,101          5.0%

NOTE 16 - HEARTLAND BANCSHARES, INC. (PARENT COMPANY - ONLY) FINANCIAL
          INFORMATION

         Condensed Balance Sheets

                                                                                                  December 31,
                                                                                        -------------------------------
                                                                                           2002                 2001
                                                                                        ----------           ----------
      Assets
         Cash and cash equivalents                                                      $   50,587           $  196,282
         Investment in bank subsidiary, at equity                                        6,552,690            5,678,009
         Taxes receivable                                                                    4,972                   --
         Deferred tax asset                                                                  3,864                2,714
                                                                                        ----------           ----------

            Total Assets                                                                $6,612,113           $5,877,005
                                                                                        ==========           ==========

      Long-term debt                                                                    $  225,000           $       --

      Shareholders' Equity                                                               6,387,113            5,877,005
                                                                                        ----------           ----------

            Total Liabilities and Shareholders' Equity                                  $6,612,113           $5,877,005
                                                                                        ==========           ==========

                           HEARTLAND BANCSHARES, INC.

NOTE 16 - HEARTLAND BANCSHARES, INC. (PARENT COMPANY - ONLY) FINANCIAL INFORMATION (CONTINUED)

         Condensed Statements of Operations

                                                                                            Year Ended December 31,
                                                                                        -------------------------------
                                                                                           2002                 2001
                                                                                        ----------           ----------
      Income                                                                            $       --           $       --
                                                                                        ----------           ----------
      Expenses:
         Miscellaneous operating expense                                                    21,525               23,205
         Income tax benefit                                                                 (6,951)              (8,147)
                                                                                        ----------           ----------
                                                                                            14,574               15,058
                                                                                        ----------           ----------
            Loss Before Equity in Earnings of
              Subsidiary                                                                   (14,574)             (15,058)

      Equity in earnings of subsidiary                                                     448,966               30,870
                                                                                        ----------           ----------

            Net Income                                                                  $  434,392           $   15,812
                                                                                        ==========           ==========

         Condensed Statements of Cash Flows


                                                                                            Year Ended December 31,
                                                                                        -------------------------------
                                                                                           2002                 2001
                                                                                        ----------           ----------
      Operating Activities:

         Net income                                                                     $  434,392           $   15,812
         Deferred income tax                                                                (1,150)              (8,147)
         Increase in taxes receivable                                                       (5,801)                  --
         Refund of payroll taxes                                                               830                   --
         Equity recognition of subsidiary's
             earnings                                                                     (448,966)             (30,870)
                                                                                        ----------           ----------
                  Net Cash Used In Operating Activities                                    (20,695)             (23,205)
                                                                                        ----------           ----------

      Investing Activities:

         Investment in bank stock                                                         (350,000)            (300,000)
                                                                                        ----------           ----------
                  Net Cash Used In Investing
                    Activities                                                            (350,000)            (300,000)
                                                                                        ----------           ----------

      Financing Activities:

         Funding from long-term debt                                                       225,000                   --
                                                                                        ----------           ----------
                  Net Cash Used In Financing
                    Activities                                                             225,000                   --
                                                                                        ----------           ----------

                  Net Decrease in Cash                                                    (145,695)            (323,205)

                  Cash and Cash Equivalents at:
                    Beginning of Year                                                      196,282              519,487
                                                                                        ----------           ----------
                    End of Year                                                         $   50,587           $  196,282
                                                                                        ==========           ==========